Exhibit 99.1

Harris Interactive Sells Japanese Operations
Company plans to maintain presence in Asia

ROCHESTER, N.Y. – May 23, 2005 – Harris Interactive® (NASDAQ:HPOL) has completed the sale of its Japanese operations to Mr. Minoru Aoo, former president of Harris Interactive Japan (HIJ), in a management buy out.

The transaction includes the licensing rights for transitional use of the applicable Harris names and trademarks until June 2006, and for ongoing consulting services from Harris Interactive. In addition, the Company has the ability in the future to work with HIJ in order to provide research services in that region to its global customers.

During the third quarter of fiscal 2005, the Company announced its intention to sell its Japanese subsidiaries and recorded a mostly non-cash loss of $3.3 million in discontinued operations related to the disposition. While the Company does not expect the final charge to differ materially from the one previously recorded, any final adjustments will be reported within discontinued operations for the fiscal fourth quarter ending June 30, 2005.

“Harris Interactive will continue to provide our global clients with multi-country, multi-language research in Asia through our contractual relationship with the current Harris Interactive Japan team as well as our remaining offices in Hong Kong and Shanghai,” stated Gregory T. Novak, acting CEO of Harris Interactive.

###

About Harris Interactive®
Harris Interactive Inc. (www.harrisinteractive.com), the 15th largest and fastest-growing market research firm in the world, is a Rochester, N.Y.-based global research company that blends premier strategic consulting with innovative and efficient methods of investigation, analysis and application. Known for The Harris Poll® and for pioneering Internet-based research methods, Harris Interactive conducts proprietary and public research to help its clients achieve clear, material and enduring results.

Harris Interactive combines its intellectual capital, databases and technology to advance market leadership through its U.S. offices and wholly owned subsidiaries, HI Europe in London (www.hieurope.com), Novatris in Paris (www.novatris.com), and through an independent global network of affiliate market research companies. EOE M/F/D/V.

To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit www.harrispollonline.com.

Contact:

Dan Hucko, SVP
Corporate Communications/Investor Relations
Harris Interactive
585.214.7316
800.866.7655 x7470

Safe Harbor
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Harris Interactive Inc. 05/05